UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             (Amendment No.__1__)*

                      OneLink Communications, Incorporated
-----------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
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                        (Title of Class of Securities)

                                 682676-10-1
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                                (CUSIP Number)

                              December 31, 1999
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            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

        /X/   Rule 13d-1(b)
        / /   Rule 13d-1(c)
        / /   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745   (2/92)            Page 1 of 5 pages

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CUSIP No. 682676-10-1            13G                   Page 2 of 5 pages

1  NAME OF REPORTING PERSON
   S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSON

     Perkins Capital Management, Inc.
     IRS ID No.:  41-1501962

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                               (a) /_/
                                               (b) /_/

3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

     730 East Lake Street, Wayzata, MN  55391-1769

              5  SOLE VOTING POWER
NUMBER OF        1,166,000
              6  SHARED VOTING POWER
SHARES           0

BENEFICIALLY

OWNED BY      7  SOLE DISPOSITIVE POWER
                 2,267,700
EACH

REPORTING

PERSON        8  SHARED DISPOSITIVE POWER
                 0
WITH

9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    2,267,700

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* /_/

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    31.8%

12  TYPE OF REPORTING PERSON*
    IA


SEC 1745   (2/92)          Page 2 of 5 pages

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CUSIP No. 682676-10-1           13G               Page 3 of 5 pages

ITEM 1.
     (a) Name of Issuer
         OneLink Communications, Incorporated

     (b) Address of Issuer's Principal Executive Offices
         10340 Viking Drive, Suite 150, Eden Prairie, MN  55344

ITEM 2.
     (a) Name of Person Filing
         Perkins Capital Management, Inc.

     (b) Address of Principal Business Office or, if none, Residence 730 East Lake Street, Wayzata, MN 55391-1769

     (c) Citizenship
         A Minnesota Corporation

     (d) Title of Class of Securities
         Common

     (e) CUSIP Number
         682676-10-1

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a) /_/ Broker or a Dealer registered under Section 15 of the Act
             (15 U.S.C. 78o).
     (b) /_/ Bank as defined in section 3(s)(6) of the Act (15 U.S.C. 78c).
     (c) /_/ Insurance Company as defined in section 3(a)(19) of the Act
             (15 U.S.C. 78c).
     (d) /_/ Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) /X/ An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E).
     (f) /_/ An employee benefit plan or endowment fund in accordance with 240.13d(b)(1)(ii)(F).
     (g) /_/ A parent holding companyor control person in accordance with 240.13d-1(b)(ii)(G)

SEC 1745 (2/92)            Page 3 of 5 pages

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CUSIP No. 682676-10-1            13G                  Page 4 of 5 pages

     (h) /_/ A savings association as defined in Section 3(b) or the Federal Deposit Insurance Act (12 U.S.C. 1813).
     (i) /_/ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
     (j) /_/ A group, in accordance with 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     (a)  Amount Beneficially Owned
          2,267,700
     (b)  Percent of Class
          31.8%
     (c)  Number of shares as to which such person has:

          (i)     Sole Power to vote or to direct the vote:
                  1,166,000
          (ii)    Shared Power to vote or to direct the vote:
                  0
          (iii)   Sole Power to dispose or to direct the disposition of:
                  2,267,700
          (iv)    Shared Power to dispose or to direct the disposition of:
                  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /_/.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

SEC 1745  (2/92)                 Page 4 of 5 pages

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CUSIP No.  682676-10-1             13G             Page 5 of 5 pages

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                         SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                   January 31, 2000
                       ---------------------------------------------
                                      (Date)

                       By  /s/     Richard C. Perkins
                       ---------------------------------------------
                                   (Signature)

                       Richard C. Perkins/VP and Portfolio Manager
                       ----------------------------------------------
                                   (Name/Title)

SEC 1745  (2/92)                 Page 5 of 5 pages